Exhibit 99.1

SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Insurance Holdings, Inc. Dean Rappleye 206-269-8504 investor@sbic.com

SeaBright Names Maw Chief Financial Officer

Seattle, WA – February 3, 2010 – SeaBright Insurance Holdings, Inc. (NYSE: SBX) today announced that Scott H. Maw has been appointed Senior Vice President and Chief Financial Officer, effective today.

Mr. Maw, age 42, has acquired extensive public company experience and skills over his nearly 20 years in the financial services industry.  He was most recently Senior Vice President and CFO of the Retail/Consumer Bank operations of JP Morgan Chase, having held a similar post at Washington Mutual Bank prior to its acquisition by Chase.  Mr. Maw is also well-versed in insurance, having held various finance positions for GE Financial including CFO for GE Insurance Holdings in London.  He commenced his career working for a major public accounting firm.

A native of Washington State, Mr. Maw holds an Accounting degree from Gonzaga University in Spokane.  He will be returning to Seattle from Ohio with his wife and three children.

“Scott’s leadership qualities, technical knowledge and solid track record equip him well to be an immediate contributor to our future profitable growth,” said John Pasqualetto, President, Chairman and CEO of SeaBright Insurance Holdings, Inc.  “He brings substantial knowledge of finance, accounting and insurance.  He also has significant experience with publicly traded companies and the investor community.”

“I am pleased to join SeaBright and am excited about the opportunity to partner with the management team to build shareholder value and drive profitable growth,"  said Mr. Maw.  “The Company has made phenomenal progress so far, and I look forward to helping it achieve its vision for the future.”

About SeaBright Insurance Holdings, Inc.
SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance.  SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services.  SeaBright Insurance Company provides workers' compensation coverage to employers in selected regions nationwide.  To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

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